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Exhibit 10.1

Description of Gregory C. Thompson's Compensation Arrangement

        Mr. Thompson's base salary is $430,000 per annum and his annual incentive bonus target is 65% of his base salary ($279,500), with a minimum payout of 60% ($167,700) and a maximum payout of up to 200% ($559,000) of target depending on Georgia Gulf Corporation's (the "Company's") attainment of its financial goals. He was awarded a combination of restricted stock and stock options with a target value of $500,000 as of his date of employment. He is entitled to a car, a supplemental retirement benefit, an annual cash perquisites allowance of $25,000, reimbursement for relocation expenses, and a cash relocation bonus of $50,000. In addition, if he is terminated within two years of his employment date, he is entitled to his base salary and bonus until the second anniversary of his employment date unless he is terminated for Cause (as defined in the Company's change of control severance plan). Any such payments will be offset to the extent Mr. Thompson is eligible to receive benefits under the Company's change of control severance plan.

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  Exhibit 10.1